UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 10, 2025

T-REX Acquisition Corp.
(Exact name of Registrant as specified in its charter)

Nevada	000-56528	26-1754034
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

151 N. Nob Hill Road Suite 402 Plantation, FL	33324
(Address of principal executive offices)	(Zip Code)

(954) 960-7100

Registrant’s telephone number, including area code

__________________________________________

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Ace (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

T-REX Acquisition Corp is referred to herein as “we”, “our”, “us” or the “Company”

Background

As reported on Form 8-K on August 12, 2025, our data center in Orofino, Idaho (the “Center”) was burglarized resulting in the theft of sixty-six obsolescent and fully depreciated S19ASIC miners and a portion of the electrical panel that controls the flow of electricity to the various power distribution units. The Company anticipates a brief mining and co-location interruption while a new state-of-the-art electric panel is installed, to permit resumption of normal operations.

We have filed an insurance claim for the replacement value of the stolen miners and the electrical panel component up to our insured limit of $75,000. We have already sourced (150) ASIC 270 TH miners and are presently seeking an equipment financing package. Additionally, we are working with local law enforcement in Idaho and Washington State in an effort to recover the stolen property.

The stolen mining equipment does not represent a significant asset loss for the Company inasmuch as all but $23,000 had been written off in previous years and the remaining $23,000 (part of the recent Asset Purchase Agreement dated March 8, 2025) will be written off in our fourth quarter. Further, we do not anticipate any impairment charge. The stolen hardware was slated for replacement as part of the facility upgrade process to increase our mining capacity. While the final financial impact is still being assessed, the Company currently estimates that it will incur charges primarily related to:

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Costs of Recovery and Replacement: The Company anticipates incurring costs related to the investigation, potential recovery efforts, enhancing security measures, and ultimately, the replacement of the stolen equipment (which, as noted above, was already in the plan) These costs are difficult to estimate precisely at this time but are not expected to be substantial other than previously planned.

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Lost Revenue: The immediate cessation of operations for the stolen miners will result in a significant reduction in the Company's cryptocurrency mining output and, consequently, its revenue generation capabilities, until the equipment can be replaced or operations can be otherwise restored.

As a result, we anticipate a minimal short-term adverse impact on future financial results, including but not limited to, revenue, profitability, and cash flow. We expect that our plans, if successful as outlined above, will significantly enhance revenue over the long term. We plan to disclose additional details regarding the financial impact in our upcoming Quarterly Report on Form 10-K for the period ending June 30, 2025.

Item 8.01 Other Events

Update Regarding the Orofino, Idaho Data Center

On November 12, 2025, we received an insurance settlement in the amount of $63,434. Subsequently, on November 17, 2025, we completed the replacement of our digital breaker that was among the items removed during the July 23, 2025 burglary. Full power to the facility was then immediately restored. Approximately ten days later, all of Raptor’s remaining miners and the remaining miners of our co-location tenants were back online and mining Bitcoin and Litecoin.

On December 8, 2025, we installed a state-of-the-art security system which is directly linked to local law enforcement to deter and mitigate any potential future theft or malfeasance. Our President, Frank Horkey, stated: “The events that occurred in late July, while a setback with a loss of revenue, gave us the opportunity to retrofit and enhance our Orofino, Idaho data center resulting in greater capacity for our proprietary mining operations coupled with a significantly stronger security protocol.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-REX ACQUISITION CORP.

Date: December 10, 2025	By:	/s/ Frank Horkey
	Name:	Frank Horkey
President

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